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                                  EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and
Stockholders of LTC Properties, Inc.


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of LTC Properties, Inc. for the registration of Common Stock, par value $.01 per share, Debt Securities issuable in Series and Preferred Stock issuable in Series and to the incorporation by reference therein of our report dated January 13, 1997, except for note 10, as to which the date is February 1, 1997, with respect to the consolidated financial statements and financial statement schedules of LTC Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                         ERNST & YOUNG LLP

Los Angeles, California
April 21, 1997